Exhibit 99.1

FOR IMMEDIATE RELEASE

Timberline Resources Announces Q2 FY 2019 Financial Results and Elder Creek Drill Program

Coeur d’Alene, Idaho – May 16, 2019 – Timberline Resources Corporation (OTCQB: TLRS; TSX-V: TBR) (“Timberline” or the “Company”) announced consolidated financial results for its second fiscal quarter and the six-months ended March 31, 2019.

The Company reported cash of $146,669 as of March 31, 2019 and consolidated net losses of $217,924 million for the second quarter and $767,577 million for the six-month period, including exploration expenditures of $28,502 million and $300,027 million, respectively.

A summary of selected financial results is presented in the following table:

($US 000’s, except earnings per share)	3 Months Ended March 31		Six Months Ended March 31
	2019	2018	2019	2018
Consolidated net loss	$(218)	$(3,696)	$(768)	$(4,025)
Consolidated net loss per share, basic and diluted	(0.00)	(0.10)	(0.01)	(0.11)
Mineral exploration expenses	29	21	300	47
Cash	147	15	147	15
Working capital	(229)	(179)	(229)	(179)

Timberline had previously reported a consolidated a $3.2 million write-off of the Company’s investment in its Talapoosa property in reporting its operating results for the second quarter of fiscal 2018, the largest cause of the year over year decrease in Consolidated net loss. During the three and six months ended March 31, 2019, the Company experienced savings in salaries and benefits, with concurrent but smaller increases in professional fees, by out-sourcing its Chief Financial Officer services to an independent qualified firm. Also, during the six months ended March 31, 2019, the Company’s investment in mineral exploration was significantly higher than the comparable quarters of fiscal 2018, particularly in the first quarter fiscal 2019.

Timberline’s President & Chief Executive Officer, Steve Osterberg, commented, “We followed the previous quarter’s exploration spending with advanced delineation and analysis of a strong IP anomaly at Elder Creek, and toward updated processing of magnetic and gravity data.  We are drill testing that anomaly with results expected late in the current quarter.  With that work and with the pending Joint Venture at our Lookout Mountain gold project at Eureka (see press release dated May 9, 2019 at http://timberlineresources.co/press-releases/), we anticipate continued aggressive exploration during the 2019 field season.”

Elder Creek Drill Program

As previously announced (see press release dated March 27, 2019) at http://timberlineresources.co/ press-releases/),, the Company has initiated Phase 2 drilling at Elder Creek.  Approximately 1,000 m of initial drilling is planned in two holes to test a strong IP/resistivity anomaly identified in December, 2018. Two holes drilled by the Company earlier in 2018, located on the periphery of the anomaly, contain significant copper-molybdenum-gold-silver mineralization (Table 1) of the porphyry type.  Analytical results from the drilling are anticipated late in the current quarter.

Table 1.  Summary of Elder Creek 2018 Drilling Results

Drill Hole	From (feet)	To (feet)	Total (feet)	From (meters)	To (meters)	Total (meters)	Cu (%)	Mo (ppm)	Au (g/t)	Ag (g/t)
RCEC 18-01	0	500	500	0	152.4	152.4	0.21	145	-	3.0
including:	160	270	110	48.8	82.3	33.5	0.44	181	-	5.0
including:	195	210	15	59.5	64.0	4.6	0.55	132	0.331	13
CCEC 18-02	840	1497	637	256.1	456.4	200.3	0.15	730	-	4.1
including:	1313.5	1360	46.5	400.5	414.6	14.2	1.20	0.31%	0.126	25.5

*True thickness of drill intercepts is unknown; see press release dated November 26, 2018 at http://timberlineresources.co/press-releases/ for sample methodology, chain of custody, and quality control and assurance

About Timberline Resources

Timberline Resources Corporation is focused on advancing district-scale gold and copper exploration and development projects in Nevada, including its 23 square-mile Eureka property, comprised of the Lookout Mountain, Windfall, and Oswego projects which lie along three separate structural stratigraphic trends defined by distinct geochemical gold anomalies; and as the operator of two joint venture projects - the Paiute project joint venture with a subsidiary of Barrick Gold, and the Elder Creek project joint venture with McEwen Mining.  All of these properties lie on the prolific Battle Mountain-Eureka gold trend.  Timberline also owns the Seven Troughs property in Northern Nevada, known to be one of the state's highest grade, former producers.   Timberline has increased its owned and controlled mineral rights in Nevada to over 43 square miles (27,500 acres).  Detailed maps and NI 43-101 estimated resource information for the Eureka property may be viewed at http://timberlineresources.co/.

Timberline is listed on the OTCQB where it trades under the symbol "TLRS" and on the TSX Venture Exchange where it trades under the symbol "TBR".

Forward-looking Statements

Statements contained herein that are not based upon current or historical fact are forward-looking in nature and constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements reflect the Company's expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties.  These include, but are not limited to, statements regarding the advancement of projects, and exploration potential.  When used herein, the words "anticipate," "believe," "estimate," “upcoming,” "plan," “target”, "intend" and "expect" and similar expressions, as they relate to Timberline Resources Corporation, its subsidiaries, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company's actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. There are no assurances that the Company will complete the earn-ins on Elder Creek and Paiute projects as contemplated or at all. Factors that could cause or contribute to risks involving forward-looking statements include, but are not limited to, changes in the Company’s business and other factors, including risk factors discussed in the Company's Form 10-K for the year ending September 30, 2018.  Except as required by law, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements.

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accept responsibility for the adequacy or accuracy of this release.

For Further Information Please Contact:

Steven A. Osterberg

President and CEO

Tel:   208-664-4859

E-mail:  info@timberline-resources.com

Website:  www.timberline-resources.com